Exhibit 99.2

Lulus Appoints Kira Yugay to the Board of Directors

CHICO, Calif., March 31, 2022 — Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU) today announced the appointment of Kira Yugay to serve on its Board of Directors (“Board”), effective immediately. Ms. Yugay is replacing Tom Belatti on the Board. Mr. Belatti, a Vice President at H.I.G. Growth Partners and a director of Lulus since June 2021, submitted his resignation from the Board, effective March 30, 2022.

“We are very pleased to have Kira join our Board of Directors,” said David McCreight, Chief Executive Officer of Lulus. “Kira’s strong operational background and experience in the technology sector will be a valuable resource as we continue to grow and optimize our unique, digitally native platform.”

“I’m thrilled to join the Lulus Board of Directors and work closely with this talented and dynamic management team,” said Ms. Yugay. “Lulus has an impressive trajectory, and I’m eager to partner with them through their next phase of growth to continue the momentum and deliver value to shareholders.”

Since 2019, Ms. Yugay has served in roles of increasing responsibility at H.I.G. Capital, a leading private equity investment firm, where she currently serves as a Principal. At H.I.G. Capital, Ms. Yugay focuses on private equity investments in middle market businesses in the technology sector and is responsible for all key aspects of the transaction process, including deal origination, transaction structuring and negotiating, and post-closing portfolio company oversight.

Prior to joining H.I.G. Capital, Ms. Yugay held private equity investing roles at Warburg Pincus between 2014 and 2018 and at Greenbriar Equity Group between 2010 and 2012. She has also held operating roles at healthcare services and technology companies. Ms. Yugay began her career at Citigroup, where she advised clients on M&A transactions, capital raises, and other strategic initiatives. Ms. Yugay earned her undergraduate B.A. degree, summa cum laude, from Columbia University and M.B.A., with distinction, from Harvard Business School.

About Lulus

Lulus is a customer driven, digitally native fashion brand for women. Based in California and serving millions of customers worldwide, Lulus develops styles with the customer in mind, using direct consumer feedback and insights to refine its products. With fresh inventory hitting the site almost daily, Lulus features on-trend, high-quality, must-have pieces, at affordable prices. As a brand built on customer feedback, Lulus puts an extreme focus on providing exceptional customer service and a personalized shopping experience. The brand’s world class personal stylists, bridal concierge, and customer care team take pride in offering a personalized shopping experience to every customer. Lulus was founded in 1996. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Contacts

Media

Noelle Sadler

Chief Marketing Officer

noelle@lulus.com

Investors

Crystal Landsem

Co-President and Chief Financial Officer

investors@lulus.com

1